As filed with the Securities and Exchange Commission on June 28, 2013

Registration No.       -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Starwood Hotels & Resorts Worldwide, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	52-1193298
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One StarPoint, Stamford, Connecticut 06902

(Address of Principal Executive Offices Including Zip Code)

Starwood Hotels & Resorts Worldwide, Inc.

2013 Long-Term Incentive Compensation Plan

(Full Title of the Plan)

Kenneth S. Siegel, Esq.

Chief Administrative Officer and General Counsel

Starwood Hotels & Resorts Worldwide, Inc.

One StarPoint

Stamford, Connecticut 06902

(203) 964-6000

(Name and Address, and Telephone Number, including Area Code, of Agent For Service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.01 par value per share	11,000,000	$61.36	$674,960,000	$92,065

(1)	Represents shares of Common Stock, par value $0.01 per share (“Common Stock”), of Starwood Hotels & Resorts Worldwide, Inc. (the “Registrant”) issuable pursuant to the Registrant’s 2013 Long-Term Incentive Compensation Plan (the “Plan”) being registered hereon. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional shares of Common Stock as may become issuable pursuant to the anti-dilution provisions of the Plan.
(2)	Estimated solely for the purposes of determining the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act, on the basis of the average of the high and low sale prices of the Common Stock on the New York Stock Exchange on June 24, 2013, a date that is within five business days prior to filing.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated into this Registration Statement by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012 (Commission File No. 001-07959), filed with the Commission on February 21, 2013;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2013 (Commission File No. 001-07959), filed with the Commission on April 30, 2013;

(c)	The Registrant’s Current Reports on Form 8-K (Commission File No. 001-07959), filed with the Commission on January 2, 2013, February 13, 2013, April 24, 2013 and June 4, 2013; and

(d)	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A (Commission File No. 001-07959), filed with the Commission on October 3, 1986, and all amendments and reports filed with the Commission for the purpose of updating such description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant’s charter requires the Registrant to indemnify its directors and officers to the fullest extent required or permitted by law and to indemnify other employees and agents to such extent as may be authorized by the Board of Directors. The Maryland General Corporation Law (the “MGCL”) requires a corporation (unless its charter or declaration provides otherwise, which the charter of the

Registrant does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the receipt by the corporation of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

The Registrant maintains standard policies of directors’ and officers’ liability insurance and has entered into indemnification agreements with its directors and executive officers providing for the maintenance of directors’ and officers’ liability insurance, subject to certain conditions, and the indemnification and advancement of expenses to such directors and executive officers to the fullest extent permitted by Maryland law. The Registrant’s non-employee directors also may be covered by directors’ and officers’ liability insurance policies maintained by their respective employers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Exhibit Description

4.1	Articles of Amendment and Restatement of the Registrant, as of May 30, 2007 (incorporated herein by reference to Appendix A to the Registrant’s definitive proxy statement on Schedule 14A (Commission File No. 001-07959) filed with the Commission on April 26, 2007)

4.2	Amended and Restated Bylaws of the Registrant, as amended and restated through April 10, 2006 (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (Commission File No. 001-07959) filed with the Commission on April 13, 2006)

4.3	Amendment to Amended and Restated Bylaws of the Registrant, dated as of March 13, 2008 (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (Commission File No. 001-07959) filed with the Commission on March 18, 2008)

4.4	Starwood Hotels & Resorts Worldwide, Inc. 2013 Long-Term Incentive Compensation Plan

5.1	Opinion of Counsel

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2	Consent of Counsel (included in Exhibit 5.1)

24.1	Power of Attorney

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on this 28th day of June, 2013.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

By:	/s/ Kenneth S. Siegel
Kenneth S. Siegel
Chief Administrative Officer, General Counsel and Secretary

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated as of June 28, 2013.

Signature	Title

*	Chief Executive Officer, President and Director (Principal Executive Officer)
Frits van Paasschen

*	Vice Chairman and Chief Financial Officer (Principal Financial Officer)
Vasant M. Prabhu

*	Senior Vice President, Corporate Controller and Principal Accounting Officer
Alan M. Schnaid

*	Chairman and Director
Bruce W. Duncan

*	Director
Adam M. Aron

*	Director
Charlene Barshefsky

*	Director
Thomas E. Clarke

*	Director
Clayton C. Daley, Jr.

*	Director
Lizanne Galbreath

*	Director
Eric Hippeau

Signature	Title

*	Director
Aylwin B. Lewis

*	Director
Stephen R. Quazzo

*	Director
Thomas O. Ryder

*	The undersigned, by signing his name hereto, does hereby sign this Registration Statement on Form S-8 on behalf of each of the officers and directors of the Registrant identified above pursuant to a Power of Attorney executed by the officers and directors identified above, which Power of Attorney is filed with this Registration Statement on Form S-8 as Exhibit 24.1.

DATED: June 28, 2013	By:	/s/ Kenneth S. Siegel
Kenneth S. Siegel, attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Exhibit Description

4.1	Articles of Amendment and Restatement of the Registrant, as of May 30, 2007 (incorporated herein by reference to Appendix A to the Registrant’s definitive proxy statement on Schedule 14A (Commission File No. 001-07959) filed with the Commission on April 26, 2007)

4.2	Amended and Restated Bylaws of the Registrant, as amended and restated through April 10, 2006 (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (Commission File No. 001-07959) filed with the Commission on April 13, 2006)

4.3	Amendment to Amended and Restated Bylaws of the Registrant, dated as of March 13, 2008 (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (Commission File No. 001-07959) filed with the Commission on March 18, 2008)

4.4	Starwood Hotels & Resorts Worldwide, Inc. 2013 Long-Term Incentive Compensation Plan

5.1	Opinion of Counsel

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2	Consent of Counsel (included in Exhibit 5.1)

24.1	Power of Attorney